Exhibit 1.15

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

Bidz Investor Relations Contact:

Andrew Greenebaum

Addo Communications, Inc.

310-829-5400

andrewg@addocommunications.com

CDC Software’s Cloud-Based On-Demand eCommerce Platform To

Integrate with Bidz.com’s Premier Auction Marketplace

Integration Part of Strategic Partnership with One of North America’s Leading Jewelry Auctioneers

SHANGHAI, ATLANTA, April05 2010 — CDC Software (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it plans to integrate its cloud-based on-demand eCommerce platform with one of North America’s premier auction marketplaces as part of a strategic partnership with Bidz.com (NASDAQ: BIDZ), a leading online jewelry auctioneer in North America.

This partnership is expected to help CDC eCommerce customers, that include some of the world’s leading brand manufacturers and retailers, increase sales volume, as well as leverage an alternate channel of distribution for their products. As part of this partnership, customers can list items, like consumer electronics, computers and sports related products, which are not specialities of this jewelry auctioneer, exclusively into Bidz.com through its CDC cloud-based eCommerce system. This will help CDC eCommerce customers’ help increase online sales though auctioning off excess inventory into a highly visible distribution channel. In turn, CDC eCommerce customers also will provide Bidz.com with access to products beyond jewelry which helps them expand in the growing online auction marketplace.

CDC eCommerce is a cloud-based on-demand eCommerce platform based on a 100 percent multi-tenant architecture that helps retailers and manufacturers effectively sell products through multiple online sales channels and across international boundaries. CDC eCommerce powers more than 150 ecommerce sites in 10 countries that include some of the world’s leading brands such as Sirius XM Satellite Radio, Dell Financial Services, Philips, Major League Baseball, Wolford, Genco, American Airlines, National Football League (NFL), Sears, Starwood, United Airlines and National Hockey League (NHL).

Bidz.com offers live auctions on its website 24 hours a day, seven days a week. Bidz.com also features a unique live auction process where bidding ends at a preset deadline, unlike other sites where auctions can last for days. Bidz.com auctions are fast-paced with auctions that last as long as there are bidding, and close if there has not been a bid in 15 seconds.

“This partnership provides CDC Software with a new exclusive distribution channel for customers while adding additional opportunities for transactional revenue,” said Gary Black, general manager of CDC eCommerce product line of CDC Software. “Customers can utilize this new channel to help increase their sales and ultimately grow their bottom line.”

“We are delighted to partner with CDC Software and provide their world class customers exclusive access to our unique auction marketplace,” said Leon Kuperman, president of Bidz.com. “We believe that Bidz.com can help bring these customers’ excess inventory into a highly visible distribution channel that has bidders from as many as 130 countries. CDC eCommerce customers also will provide us with access to products beyond jewelry that will help us expand even further in the growing online auction marketplace.”

About Bidz.com

Bidz.com, founded in 1998, is a leading online retailer of jewelry. Bidz offers its products through a live auction format as well as a fixed price online retail store, Buyz.com. Bidz.com's auctions are also available in Arabic, German and Spanish. To learn more about Bidz.com visit its website at www.bidz.com, which is not part of this press release. Bidz also operates Modnique, a division of Bidz.com, an exclusive private sale shopping site for members-only, offering authentic premium brand name merchandise. Modnique offers its members exclusive access to 24-72 hour sales events on designer apparel, accessories, shoes, and houseware and much more at price points up to 85 percent below traditional retail prices. To learn more about Modnique visit its website at www.modnique.com, which is not part of this press release.

About CDC eCommerce

CDC eCommerce (www.cdcecommerce.com) is a leading cloud-based on-demand eCommerce platform for retailers and manufacturers that helps them effectively sell products through multiple online sales channels and across international boundaries. Powering more than 150 ecommerce sites in 10 countries, CDC eCommerce provides its client base with a unique combination of technology and professional services, allowing these organizations to effectively outsource core elements of their eCommerce operations. Many of the most well respected brands in the world, such as Sirius Satellite Radio, Major League Baseball, and Dell Financial Services, use CDC eCommerce.

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and a full range of services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions including on-premise, hosted, cloud-based Software as a Service (SaaS) or blended-hybrid deployment offerings. CDC Software’s solutions include enterprise requirements planning (ERP), manufacturing operations management, enterprise manufacturing intelligence, supply chain management (demand management, order management and warehouse and transportation management), e-Commerce, human capital management, customer relationship management (CRM), complaint management and aged care solutions.

CDC Software’s recent acquisitions are part of its “acquire, integrate, innovate and grow” strategy. Fueling the success of this strategy is the company’s global scalable business and technology infrastructure featuring multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China, a highly collaborative and fast product development process utilizing Agile methodologies, and a worldwide network of direct sales and channel operations. This strategy has helped CDC Software deliver innovative and industry-specific solutions to more than 6,000 customers worldwide within the manufacturing, distribution, transportation, retail, government, real estate, financial services, health care, and not-for-profit industries. For more information, please visit www.cdcsoftware.com.

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Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our and bidz.com expectations regarding this strategic partnership and relationship and the potential benefits of this relationship to each party and their respective customers including potential increases in sales volumes, our beliefs and expectations regarding this partnership to target markets, our beliefs regarding the intentions and beliefs of both parties relating to market expansion and penetration and performance under this strategic partnership, our beliefs relating to the leveraging of the Bidz.com auction marketplace by CDC eCommerce customers, our expectations and those of bidz.com with respect to market and customer needs, demands and preferences, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, in the process manufacturing industries; (c) the ability to address technological changes and developments including the development and enhancement of products; (d) the fulfillment of contractual obligations by our partners. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.